EXHIBIT 99.1

Contact: Mike Dickerson	FOR IMMEDIATE RELEASE
Director, Media Relations	Moved On PR Newswire
Corporate	October 23, 2008
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC BORROWS $1.5 BILLION ON CREDIT FACILITY

FALLS CHURCH, Va., Oct. 23 – CSC (NYSE: CSC) announced today that it has borrowed $1.5 billion under its $1.5 billion committed revolving credit facility which expires July 12, 2012. CSC took the action due to the current instability of the commercial paper market.  The action will ensure the company’s liquidity position in light of the ongoing credit market dislocation. The primary use of proceeds is to repay maturing commercial paper and term debt. The company will discontinue its use of commercial paper in the current environment.

“Although we have had a long well established commercial paper position as a component of our financing, based on the current uncertainty in the financial markets, particularly with respect to commercial paper, we made this decision to proactively increase our liquidity and to bridge our access to the debt capital markets,” said Michael W. Laphen, CSC’s Chairman, President and Chief Executive Officer. "We will continue to monitor the market for improvement. However, in the current weak credit environment, we believe the prudent action for the company is to secure liquidity and draw down the credit facility."

About CSC
CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions & Services, Global Outsourcing Services and the North American Public Sector. CSC’s advanced capabilities include systems design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. Headquartered in Falls Church, Va., CSC has approximately 90,000 employees and reported revenue of $17.1 billion for the 12 months ended July 4, 2008. For more information, visit the company’s Web site at www.csc.com.

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All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking  statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control.  These factors could cause actual results to differ materially from such forward-looking statements.  For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 28, 2008.  In addition to the foregoing, the current credit market dislocation could affect our future results. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.